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                                                                      EXHIBIT 23

      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Waddell & Reed Financial, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 for the Waddell & Reed Financial, Inc. Savings and Investment Plan (formerly known as United Investors Management Company Savings and Investment Plan) of our report dated May 2, 1997, relating to the statements of net assets available for benefits of Waddell & Reed Financial, Inc. Savings and Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits and schedules for each of the years in the three-year period ended December 31, 1996.


                             KPMG Peat Marwick LLP

Kansas City, Missouri
March 5, 1998